FIRST AMENDMENT TO POLYMER GRADE PROPYLENE PURCHASE AND SALE AGREEMENT (SPLITTERS)

This First Amendment to Polymer Grade Propylene Purchase and Sale Agreement (Splitters) (the "First Amendment") amends the Polymer Grade Propylene Purchase and Sale Agreement (Splitters) dated as of May 1, 2021 (the "Agreement") by and between Enterprise Products Operating LLC ("Enterprise") and Esenttia S.A. ("Purchaser"). This First Amendment shall be effective as of May 1, 2021. Capitalized terms herein but not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Enterprise and Purchaser have agreed that certain provisions of the Agreement should be amended in the manner provided for in this First Amendment;

NOW, THEREFORE, with the intent to be legally bound, Enterprise and Purchaser hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Definitions. Article I of the Agreement is hereby amended by adding the following definition to such Article in the appropriate alphabetical location, and renumbering the other definitions as applicable:

""Monthly Deficiency Fee" shall have the meaning set forth in Section 4.2."

1.2 Monthly Deficiency Fee. Section 4.2 of the Agreement entitled "Changes in Indices" is hereby amended by changing such Section to Section 4.3, and inserting the following as a new Section 4.2:

"4.2 Monthly Deficiency Fee. If Purchaser fails during any Contract Month to nominate pursuant to Section 5.1 at least the Monthly Minimum Quantity for such Contract Month, then Purchaser shall pay Enterprise a fee (in U.S. dollars) for such Contract Month (as may be adjusted, the "Monthly Deficiency Fee") equal to:

(the Monthly Minimum Quantity for such Contract Month ***minus*** the actual quantity (in Pounds) of PGP nominated hereunder by Purchaser pursuant to Section 5.1 for such Contract Month) ***multiplied by*** \$0.025."

1.3 Invoices. Section 5.2 of the Agreement is hereby amended by adding the following subsection (e) immediately after the end of the first full paragraph of such Section:

"(e) The Monthly Deficiency Fee (if any).

1.3 Payment. Section 5.3 of the Agreement is hereby amended by changing the reference in the first sentence of such Section from 15 days to 30 days.

ARTICLE II

MISCELLANEOUS

2.1 Effect of Amendment. Except as expressly amended by this First Amendment, the Agreement shall remain in full force and effect. This First Amendment, together with the Agreement, constitutes the entire agreement and understanding between the parties, concerning the subject matter thereof.

2.2 Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this First Amendment as of the date first written above.

ENTERPRISE PRODUCTS OPERATING LLC
By: Enterprise Products OLPGP, Inc.,
Its sole manager

JML By: [signature]

MR Name: FC DAMS

Title: SVP

ESENTTIA S.A.

By: [signature]

Name: María Inés Hurtado Burbano

Title: Legal Representative